Exhibit 99.1

Bar Harbor Bankshares Increases Quarterly Cash Dividend

BAR HARBOR, Maine--(BUSINESS WIRE)--October 21, 2014--Bar Harbor Bankshares (NYSE MKT: BHB), today announced that its Board of Directors declared a quarterly cash dividend of 23.5 cents per share of common stock, representing an increase of 0.5 cents, or 2.4%, compared with the prior quarter and an increase of 2.2 cents or 10.2% compared with the fourth quarter of 2013. This dividend represents the Company’s fourteenth consecutive quarter with a dividend increase. The quarterly cash dividend is payable to all shareholders of record as of the close of business November 14, 2014 and will be paid on December 15, 2014.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast, and central Maine.

CONTACT:
Bar Harbor Bankshares
Cutis C. Simard, 207-288-3314
President and CEO